Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Managers

DB Commodity Services LLC:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of PowerShares DB Commodity Index Tracking Fund of our reports dated February 28, 2012, with respect to the statements of financial condition, including the schedules of investments, of PowerShares DB Commodity Index Tracking Fund as of December 31, 2011 and 2010, and the related statements of income and expenses, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 Annual Report on Form 10-K of PowerShares DB Commodity Index Tracking Fund.

We consent to the incorporation by reference in the Registration Statement on Form S-3 of PowerShares DB Commodity Index Tracking Fund of our report dated March 27, 2012 with respect to the statements of financial condition of DB Commodity Services LLC as of December 31, 2011 and 2010, and the related statements of income and expenses, changes in member’s capital, and cash flows for each of the years in the two-year period ended December 31, 2011, which report appears in the Current Report on Form 8-K of the SEC Registrant dated March 28, 2012.

We also consent to the reference to our firm under the heading “Experts” in the above noted Registration Statement.

/s/ KPMG LLP

New York, New York

April 23, 2012